EXHIBIT 99.1

FuelCell Energy Reports First Quarter Fiscal 2019

Financial Results and Business Update

•	Arranged over $100 million of new project construction finance commitments in the first quarter of fiscal 2019
•	Completed the construction phase of our high efficiency SureSource 4000 plant solution

DANBURY, CT – March 7, 2019 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today reported financial results for its first fiscal quarter ended January 31, 2019 and key business highlights.

Financial Results

FuelCell Energy, Inc. (the Company) reported total revenues for the first quarter of fiscal 2019 of $17.8 million, compared to total revenues of $38.6 million for the first quarter of fiscal 2018, including:

•

Service and license revenues totaled $11.8 million for the first quarter of fiscal 2019 compared to $4.1 million for the first quarter of fiscal 2018.  The increase is primarily due to a higher number of scheduled module replacements under the Company’s service agreements in the first quarter of fiscal 2019, as well as the benefit of the long-term service agreement with Korea Southern Power Company (“KOSPO”) in South Korea entered into during fiscal 2018.

•

Generation revenues totaled $1.5 million for the first quarter of fiscal 2019 compared to $1.9 million for the first quarter of fiscal 2018. Revenue was lower primarily due to the timing of plant maintenance in the first quarter of fiscal 2019 compared with the first quarter of fiscal 2018.

•

Advanced technologies contract revenues totaled $4.5 million for the first quarter of fiscal 2019 compared to $3.1 million for the first quarter of fiscal 2018.  Revenue was higher for the first quarter of fiscal 2019 primarily due to the timing and mix of activity under existing contracts.

•

Product revenues decreased $29.5 million for the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018. The decrease is primarily a result of the completion of deliveries in fiscal 2018 under a 20 megawatt (MW) order for a utility project owned by KOSPO.

The gross loss generated in the first quarter of fiscal 2019 totaled $2.2 million, compared to $4.6 million of gross profit generated in the first quarter of fiscal 2018.

Operating expenses for the first quarter of fiscal 2019 totaled $13.0 million compared to $10.2 million for the first quarter of fiscal 2018.  This increase is related to spending to complete the development and construction of the SureSource 4000 plant located in Danbury, Connecticut as well as higher professional related and sales and marketing expenditures due to business activities in the first quarter of fiscal 2019.

Net loss attributable to common stockholders for the first quarter of fiscal 2019 totaled $33.0 million, or $0.33 per basic and diluted share, compared to $8.4 million, or $0.12 per basic and diluted share, for the first quarter of fiscal 2018.   Net loss attributable to common stockholders in the first quarter of fiscal 2019 includes a deemed dividend totaling $0.5 million and redemption value adjustments of $8.6 million on the Company’s Series C Convertible Preferred Stock, as well as a deemed dividend of $1.9 million and $3.8 million of redemption accretion on the Company’s Series D Convertible Preferred Stock. See the appendix at the end of this release for further details regarding the deemed dividend, redemption value adjustments and redemption accretion. Together, these non-cash items accounted for approximately $0.15 of the loss per share in the quarter.

FuelCell Energy First Quarter Fiscal 2019 Results	Page 2

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, a Non-GAAP measure) in the first quarter of fiscal 2019 totaled ($12.1) million compared to ($2.8) million in the first quarter of fiscal 2018.  Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of Adjusted EBITDA.

Backlog and Project Awards

The Company had a contract backlog totaling approximately $1.3 billion as of January 31, 2019 compared to contract backlog of approximately $638.5 million as of January 31, 2018.

•

Services and license backlog totaled $291.2 million as of January 31, 2019 compared to $178.7 million as of January 31, 2018.  Services backlog includes future contracted revenue from routine maintenance and scheduled module exchanges for power plants under service agreements.

•

Generation backlog totaled $982.4 million as of January 31, 2019 compared to $414.5 million as of January 31, 2018.  Generation backlog represents future contracted energy sales under contracted power purchase agreements between the Company and the end-user of the power.  The previously announced 7.4 MW Long Island Power Authority (“LIPA”) project in Yaphank, New York was added to Generation backlog during the first quarter of fiscal 2019.

•	Advanced technologies contract backlog totaled $37.0 million as of January 31, 2019 compared to $43.1 million as of January 31, 2018.

Backlog represents definitive agreements executed by the Company and our customers. Projects with respect to which the Company intends to retain ownership are included in generation backlog, which represents future revenue under long-term power purchase agreements. Projects sold to customers (and not retained by the Company) are included in product and service backlog. Project awards referenced by the Company are notifications that the Company has been selected, typically through a competitive bidding process, to enter into definitive agreements. These awards have been publicly disclosed.  The Company is working to enter into definitive agreements with respect to these project awards and, upon execution of a definitive agreement with respect to a project award, that project award will become backlog. Project awards that were not included in backlog as of January 31, 2019 include the remaining 32.4 MW LIPA project awards (which are expected to become generation backlog). These awards in total represent approximately $636.3 million of future revenue potential over the life of such LIPA projects, assuming the Company retains ownership of the LIPA projects.

Cash, restricted cash and borrowing ability

Cash, cash equivalents, restricted cash, and restricted cash equivalents totaled $68.2 million as of January 31, 2019, including $27.8 million of unrestricted cash and cash equivalents and $40.5 million of restricted cash and cash equivalents.

The Company also has $90 million of borrowing ability under the project financing loan agreement with Generate Capital, which may be available for the manufacture, construction, installation, commissioning and start-up of stationary fuel cell projects approved by Generate Capital.

Project Assets

Long term project assets consist of projects developed by the Company that are structured with power purchase agreements (PPAs), which generate recurring monthly Generation revenue and cash flow, as well as projects the Company is developing and expects to retain and operate.  Long term project assets totaled $109.8 million as of January 31, 2019, with such project assets consisting of five previously completed projects totaling 11.2 MW plus costs incurred to date for previously announced projects that are under various stages of construction.

FuelCell Energy First Quarter Fiscal 2019 Results	Page 3

Business Highlights and Recent Developments – First Quarter Fiscal 2019

•

Entered into a $100 million project finance facility with Generate Lending that the Company expects to use to finance the construction, installation and commissioning of certain of the Company’s current and future project backlog and awards.

•	Completed construction of the first SureSource 4000 fuel cell located in Danbury, Connecticut.
•	Continued to execute on 83.1 MW of projects in the generation portfolio backlog.

“Overall, our first quarter was about executing on our longer term vision of building a sustainably profitable and growth oriented business focused on service solutions” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy.  “Core to this was the establishment of a number of new project financing relationships that provide FuelCell Energy with efficient capital to continue to develop and build out our project backlog. In addition, we just completed the development and construction of our high efficiency utility scale SureSource 4000 located in Danbury, Connecticut. We are committed to driving our business towards profitability, and this quarter’s accomplishments were major steps towards that goal.”

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on Thursday, March 7, 2019 to discuss the first quarter results for fiscal 2019. Participants can access the live call via webcast on the Company website or by telephone as follows:

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The live webcast of this call and supporting slide presentation will be available at www.fuelcellenergy.com.  To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 7th earnings call event listed, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 5884968.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

FuelCell Energy First Quarter Fiscal 2019 Results	Page 4

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers state-of-the-art fuel cell power plants that provide environmentally responsible solutions for various applications such as utility-scale and on-site power generation, carbon capture, local hydrogen production for both transportation and industry, and long duration energy storage.  Our systems cater to the needs of customers across several industries, including utility companies, municipalities, universities, government entities and a variety of industrial and commercial enterprises.  With our megawatt-scale SureSource™ installations on three continents and with more than 8.0 million megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell distributed power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. ir@fce.com 203.205.2491 Source: FuelCell Energy

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FuelCell Energy First Quarter Fiscal 2019 Results	Page 5

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2019	October 31, 2018
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$27,750	$39,291
Restricted cash and cash equivalents – short-term	5,601	5,806
Accounts receivable, net	8,321	9,280
Unbilled receivables	12,387	13,759
Inventories	54,802	53,575
Other current assets	8,273	8,592
Total current assets	117,134	130,303

Restricted cash and cash equivalents – long-term	34,863	35,142
Project assets	109,819	99,600
Property, plant and equipment, net	47,405	48,204
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets	23,067	13,505
Total assets	$345,955	$340,421

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$38,869	$17,596
Accounts payable	19,905	22,594
Accrued liabilities	11,051	7,632
Deferred revenue	17,213	11,347
Preferred stock obligation of subsidiary	951	952
Total current liabilities	87,989	60,121

Long-term deferred revenue	22,769	16,793
Long-term preferred stock obligation of subsidiary	15,282	14,965
Long-term debt and other liabilities	66,883	71,619
Total liabilities	192,923	163,498
Redeemable Series B preferred stock (liquidation preference of $64,020 at January 31, 2019 and October 31, 2018)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $7,470 and $8,992 as of January 31, 2019 and October 31, 2018, respectively)	7,470	7,480
Redeemable Series D preferred stock (liquidation preference of $25,426 and $30,680 as of January 31, 2019 and October 31, 2018, respectively)	26,851	27,392
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 shares authorized at January 31, 2019 and October 31, 2018; 108,415,259 and 95,672,237 shares issued and outstanding at January 31, 2019 and October 31, 2018, respectively)	11	10
Additional paid-in capital	1,074,308	1,073,454
Accumulated deficit	(1,015,069)	(990,867)
Accumulated other comprehensive loss	(396)	(403)
Treasury stock, Common, at cost (156,501 at January 31, 2019 and October 31, 2018)	(363)	(363)
Deferred compensation	363	363
Total stockholders’ equity	58,854	82,194
Total liabilities and stockholders’ equity	$345,955	$340,421

FuelCell Energy First Quarter Fiscal 2019 Results	Page 6

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2019	2018
Revenues:
Product	$-	$29,530
Service and license	11,772	4,104
Generation	1,479	1,892
Advanced Technologies	4,532	3,087
Total revenues	17,783	38,613

Costs of revenues:
Product	3,422	26,137
Service and license	12,319	3,406
Generation	1,636	1,609
Advanced Technologies	2,611	2,826
Total cost of revenues	19,988	33,978

Gross (loss) profit	(2,205)	4,635

Operating expenses:
Administrative and selling expenses	6,759	6,142
Research and development expense	6,280	4,046
Total costs and expenses	13,039	10,188

Loss from operations	(15,244)	(5,553)

Interest expense	(2,464)	(2,141)
Other income, net	160	476

Loss before benefit for income taxes	(17,548)	(7,218)

Benefit for income taxes	-	3,035

Net loss	(17,548)	(4,183)

Series B preferred stock dividends	(800)	(800)
Series C preferred stock deemed dividend and redemption value adjustment	(9,005)	(3,463)
Series D preferred stock deemed dividend and redemption accretion	(5,685)	-

Net loss attributable to common stockholders	$(33,038)	$(8,446)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.33)	$(0.12)
Basic and diluted weighted average shares outstanding	99,860,421	72,024,811

FuelCell Energy First Quarter Fiscal 2019 Results	Page 7

Appendix

Further Detail on Statement of Operations Accounting for the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock:

Net loss attributable to common stockholders in the first quarter of fiscal 2019 includes a deemed dividend totaling $0.5 million on the Company’s Series C Convertible Preferred Stock, redemption value adjustments of $8.6 million also on the Company’s Series C Convertible Preferred Stock, deemed dividends totaling $1.9 million on the Company’s Series D Convertible Preferred Stock, as well as $3.8 million of redemption accretion on the Company’s Series D Convertible Preferred Stock. Installment conversions of the Company’s Series C Convertible Preferred Stock in which the conversion price was below the adjusted conversion price of $1.50 per share, $0.58 per share, $0.50 per share, or $0.43 per share (as in effect on applicable installment conversion dates) resulted in a variable number of shares being issued to settle the installment amount and were treated as a partial redemption of the Series C Convertible Preferred Stock. Installment conversions of the Company’s Series D Convertible Preferred Stock in which the conversion price was below $1.38 (the conversion price of the Series D Convertible Preferred Stock as of January 31, 2019) resulted in a variable number of shares being issued to settle the installment amount and were treated as a partial redemption of the Series D Convertible Preferred Stock.  The Series C Convertible Preferred adjustment of $8.6 million for the first quarter of fiscal 2019 reflects the trigger of a beneficial conversion feature resulting from the reduction in conversion price and the resulting adjustment of the instrument to redemption value.  The Series D Convertible Preferred Stock redemption accretion of $3.8 million for the first quarter of fiscal 2019 reflects the accretion of the difference between the carrying value and the amount that would be redeemed should stockholder approval not be obtained for common stock issuance equal to 20% or more of the Company’s outstanding voting stock prior to the issuance of the Series D Convertible Preferred Stock.

Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of FuelCell Energy with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to FuelCell Energy, Inc., primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable

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GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,
(Amounts in thousands)	2019	2018
Net loss	$(17,548)	$(4,183)
Depreciation	2,199	2,128
Benefit for income taxes	-	(3,035)
Other (income)/expense, net (1)	(160)	(476)
Interest expense	2,464	2,141
EBITDA	$(13,045)	$(3,425)
Stock-based compensation expense	982	617
Adjusted EBITDA	$(12,063)	$(2,808)

(1)

Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.